EXHIBIT 99.1

QC Holdings, Inc. Reports Third Quarter Results

OVERLAND PARK, Kan., Nov. 5, 2015 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (NASDAQ:QCCO) reported a loss from continuing operations of $1.5 million and revenues of $34.5 million for the quarter ended September 30, 2015. For the nine months ended September 30, 2015, loss from continuing operations totaled $1.4 million and revenues were $101.0 million. The three months and nine months ended September 30, 2015 include $1.5 million (approximately $900,000 net of income taxes) in accrued costs associated with a tentative settlement of an outstanding legal matter.

For the three months and nine months ended September 30, 2014, income from continuing operations totaled $325,000 and $3.7 million, respectively, and revenues were $39.4 million and $113.9 million, respectively.

The three months and nine months ended September 30, 2014 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and nine months ended September 30, 2015 and 2014 are provided below.

** Third Quarter **

Revenues declined $4.9 million, or 12.4%, quarter-to-quarter due to lower interest and fees from the company's consumer loan products, indicative of competitive pressures as customers explore alternative loan products and distribution channels.

Branch operating costs, exclusive of loan losses, totaled $17.2 million during the three months ended September 30, 2015, down approximately $248,000 from prior year's third quarter, primarily due to reduced compensation.

Loan losses decreased $2.1 million during the three months ended September 30, 2015, totaling $10.5 million versus $12.6 million in prior year's quarter. The loss ratio of 30.5% was lower than the 31.9% in third quarter 2014, indicative of improvements at the branch level through a lower rate of charge-offs as a percentage of revenue and a better collection rate.

Regional and corporate expenses totaled $7.8 million during the three months ended September 30, 2015 compared to $6.4 million in prior year's third quarter. As noted above, the current period includes $1.5 million in accrued costs associated with a tentative settlement of an outstanding legal matter.

Other expense decreased to $418,000 during third quarter 2015 from $1.6 million during third quarter 2014. This decrease is attributable to a $1.0 million write-off of capitalized software costs and a charge of $291,000 to reduce the carrying amount of two properties held for sale to estimated fair value during prior year's third quarter.

** Nine Months Ended September 30 **

The company's revenues decreased $12.9 million, or 11.3%, to $101.0 million during the nine months ended September 30, 2015 for the same reasons noted in the quarterly discussion above.

Branch operating costs, exclusive of loan losses, were approximately $345,000 lower than the same 2014 period. Declines in compensation were partially offset by higher marketing costs.

During the nine months ended September 30, 2015, the company reported loan losses of $29.2 million compared to $32.7 million during the nine months ended September 30, 2014. The company's loss ratio of 28.9% was essentially unchanged from prior year.

Regional and corporate expenses totaled $21.2 million during the nine months ended September 30, 2015 compared to $20.5 million in 2014. The third quarter 2015 charge of $1.5 million in connection with the legal matter was partially offset by reduced overall professional fees.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of consumer loans in the United States and Canada. In the United States, QC offers various products, including single-pay, installment and title loans, check cashing, debit cards and money transfer services, through 396 branches in 22 states at September 30, 2015. In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. During fiscal 2014, the company advanced nearly $750 million to customers and reported total revenues of $153 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or short-term lending practices, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of proposed rulemaking by the Consumer Financial Protection Bureau (CFPB), (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) uncertainties related to the examination process by the CFPB and indirect rulemaking through the examination process, (5) litigation or regulatory action directed towards us or the short-term consumer loan industry, (6) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (7) risks associated with our dependence on cash management banking services and the Automated Clearing House for loan collections, (8) negative media reports and public perception of the short-term consumer loan industry and the impact on federal and state legislatures and federal and state regulators, (9) changes in our key management personnel, (10) risks associated with owning and managing non-U.S. businesses, and (11) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015
Revenues
Consumer loan interest and fees	$36,868	$32,220	$106,229	$94,173
Other	2,510	2,259	7,630	6,809
Total revenues	39,378	34,479	113,859	100,982
Operating expenses
Salaries and benefits	8,616	8,131	24,680	23,798
Provision for losses	12,565	10,525	32,655	29,207
Occupancy	4,525	4,693	13,442	13,686
Depreciation and amortization	437	340	1,370	1,141
Other	3,861	4,027	10,777	11,298
Total operating expenses	30,004	27,716	82,924	79,130
Gross profit	9,374	6,763	30,935	21,852

Regional expenses	1,993	2,003	6,420	6,061
Corporate expenses	4,407	5,784	14,095	15,160
Depreciation and amortization	502	178	1,455	557
Interest expense	364	223	1,106	659
Other expense, net	1,628	418	1,687	875
Income (loss) from continuing operations before income taxes	480	(1,843)	6,172	(1,460)
Provision (benefit) for income taxes	155	(350)	2,450	(72)
Income (loss) from continuing operations	325	(1,493)	3,722	(1,388)
Gain (loss) from discontinued operations, net of income tax	(99)		143
Net income (loss)	$226	$(1,493)	$3,865	$(1,388)

Earnings (loss) per share:
Basic
Continuing operations	$0.02	$(0.09)	$0.21	$(0.08)
Discontinued operations	(0.01)		0.01
Net income (loss)	$0.01	$(0.09)	$0.22	$(0.08)

Diluted
Continuing operations	$0.02	$(0.09)	$0.21	$(0.08)
Discontinued operations	(0.01)		0.01
Net income (loss)	$0.01	$(0.09)	$0.22	$(0.08)
Weighted average number of common shares outstanding:
Basic	17,511	17,333	17,486	17,360
Diluted	17,568	17,333	17,492	17,360

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The three months and nine months ended September 30, 2015 include an additional adjustment to EBITDA related to the accrued costs associated with the tentative settlement of a legal matter, which will be a cash expense if the settlement is completed as presently contemplated. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015

Income (loss) from continuing operations	$325	$(1,493)	$3,722	$(1,388)
Provision (benefit) for income taxes	155	(350)	2,450	(72)
Depreciation and amortization	939	518	2,825	1,698
Interest expense	364	223	1,106	659
Accrued costs for tentative settlement of legal matter		1,500		1,500
Non-cash items related to property dispositions and foreign currency effects	1,628	418	1,687	875
Stock option and restricted stock expense	120		457	44
Adjusted EBITDA	$3,531	$816	$12,247	$3,316

QC Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2014	September 30, 2015
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$14,220	$12,823
Restricted cash	950	950
Loans receivable, less allowance for losses of $6,794 at December 31, 2014 and $6,436 at September 30, 2015	55,744	49,802
Assets held for sale	2,110	934
Prepaid expenses and other current assets	4,718	5,329
Total current assets	77,742	69,838
Non-current loans receivable, less allowance for losses of $2,133 at December 31, 2014 and $1,807 at September 30, 2015	5,603	3,684
Property and equipment, net	5,013	4,099
Intangible assets, net	835	656
Other assets, net	12,306	11,561
Total assets	$101,499	$89,838

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$638	$739
Accrued expenses and other liabilities	6,692	7,671
Deferred revenue	2,917	2,511
Revolving credit facility	12,000	3,000
Debt due within one year		3,518
Total current liabilities	22,247	17,439

Non-current liabilities	5,482	4,747

Long-term debt	3,415
Total liabilities	31,144	22,186

Commitments and contingencies
Stockholders' equity	70,355	67,652
Total liabilities and stockholders' equity	$101,499	$89,838

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands, except Average Loan, Average Term and Average Fee)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015

Operating Data – Single-Pay Loans:
Loan volume	$173,062	$156,536	$499,573	$446,394
Average loan (principal plus fee)	383.12	381.51	386.02	382.94
Average fee	58.63	58.58	59.18	58.81

Operating Data – Installment Loans:
Loan volume	$14,798	$12,492	$40,151	$32,154
Average loan (principal)	782.89	742.71	765.73	736.35
Average term (days)	260	230	255	234

Revenues:
Single-pay loan fees	$25,567	$22,961	$74,183	$66,151
Installment loan interest and fees	10,020	7,878	28,494	23,982
Open-end credit fees	1,206	1,317	3,309	3,845
Title loan fees	75	64	243	195
Consumer loan interest and fees	36,868	32,220	106,229	94,173
Credit services fees	1,292	1,094	3,795	3,205
Check cashing fees	597	517	1,977	1,725
Other fees	621	648	1,858	1,879
Other revenues	2,510	2,259	7,630	6,809
Total	$39,378	$34,479	$113,859	$100,982

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$20,819	$17,654	$58,586	$50,876
Recoveries	(8,070)	(7,036)	(24,290)	(20,816)
Adjustment to provision for losses based on evaluation of outstanding receivables	(184)	(93)	(1,641)	(853)
Total provision for losses	$12,565	$10,525	$32,655	$29,207

Provision for losses as a percentage of revenues	31.9%	30.5%	28.7%	28.9%
Provision for losses as a percentage of loan volume (all products)	6.4%	5.9%	5.8%	5.8%
CONTACT: Investor Relations Contact:
         Douglas E. Nickerson  (913-234-5154)
         Chief Financial Officer